Exhibit 10.21

Independent Contractor Agreement

This is to confirm the agreement between Figulus - Jean-Michel Pelaprat (Contractor) and NUBURU Inc. (Company) for contract services (the Agreement).  The terms and conditions of this Agreement are set forth below.

1.	Term of Agreement

This Agreement is effective as of April 1, 2022 and will continue in effect for 12 months unless terminated earlier as provided in Sections 10 and 11.  Upon written mutual agreement of Contractor and Company, the term of this Agreement may be extended for an additional year at a time.

2.	Services to be performed by Contractor

Contractor agrees to perform the “Services” described in Exhibit A, attached hereto and incorporated by reference herein, in a professional and competent manner.

3.	Fee

Company shall pay Contractor at the rate of Two Hundred Fifty Dollars ($250) per hour for each hour that Contractor shall perform Services for Company under this Agreement, and One Hundred Twenty-Five Dollars ($125) for each hour of travel time, during the term of this Agreement.  Travel time between Chicago and Denver is defined as 4 hours one-way.  Other travel time to be taken by Contractor must be mutually agreed to by Company and Contractor (including a maximum charge) prior to the travel.  Consultant shall only be entitled to charge a maximum of 8 hours per calendar day (24 h), irrespective of the number of hours employed by the Consultant.

Contractor shall submit invoices within two weeks of performing Services and may submit invoices no more frequently than once every two weeks.  Such invoices shall be prepared in the manner prescribed by the Company and shall be submitted to the Company’s Treasurer.  Payment shall be made within fifteen (15) calendar days after Company’s receipt of invoices.

5.	Stock Options

As long as Contractor continues to provide services to NUBURU Inc. his vested options in the company will remain in effect and exercisable.  Contractor’s options to purchase NUBURU common stock cease vesting as of April 1, 2022.

6.	Billable Expenses

The Blue Laser Company In addition to the compensation described in Section 3 above, Company will reimburse Contractor for properly documented travel and out-of-pocket expenses incurred in connection with the performance of the Services, provided that any individual expense in excess of $150 has been previously approved by Company in writing.  Reimbursement shall be made within fifteen (15) calendar days after Company’s receipt of invoices.

7.	Independent Contractor

Contractor and Company agree that no employment relationship is created by this Agreement.  Contractor is an independent contractor and is not an agent or common law employee of Company and will not hold himself/herself out as such.  This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, pooling arrangement, partnership or formal business organization of any kind.

8.	Contractor’s Tax and Insurance Obligations

Contractor shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as Contractor’s estimated state and federal income taxes, self-employment tax and employment taxes, if any.  Contractor at all times shall provide and maintain errors and omissions or similar coverages in limits reasonably satisfactory to Company issued by companies qualified to do business in the jurisdictions where contractor is performing services hereunder and reasonably satisfactory to Company.  Contractor hereby agrees to indemnify Company against any claims, liabilities, penalties or expenses Company incurs as a result of Contractor’s breach of its obligations under this section 6.

9.	Confidentiality of Proprietary Information

Contractor agrees that Contractor, and all of Contractor’s associates, shall keep in strictest confidence all information, whether written, verbal, electronic or otherwise, relating to the products, programs, algorithms, designs, trade secrets, secret processes, customers, finances, marketing programs and strategies and markets of the Company and all other confidential knowledge, data, background materials and information related to the business or affairs of the Company (collectively, “Confidential Information”) that may be acquired pursuant to or in connection with this Agreement, the relationship or relationships contemplated by this Agreement.  During and after the term of this Agreement, neither Contractor nor any of Contractor’s associates will, without the prior written consent of an officer of the Company, publish, communicate, disclose or use for any purpose any of such Confidential Information.  Upon termination of this Agreement, Contractor will return to the Company all records, data, notes, reports, printouts, sketches, material, equipment and other documents or property, and all reproductions of any of the foregoing, furnished by the Company containing, based on or derived from Confidential Information or developed or prepared pursuant to the relationship hereunder.

Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any information which is or becomes through no fault of Contractor or any of Contractor’s associates generally known to the public.

If Contractor believes that any or all of the information divulged by Company does not meet the definition of proprietary information as provided under the terms of this Agreement, Contractor shall provide Company with any documents or things that show that the divulged information does not qualify as proprietary information.  If Contractor fails to provide such documents and things as provided in the immediately preceding sentence within seven (7) calendar days after first receiving Company’s proprietary information, Contractor shall be deemed to have agreed that such information was confidential.  Contractor further agrees not to disclose the information to any third parties for a time period of 14 days after providing to Company the documents or things which show that the information does not qualify as proprietary information.

The provisions of this Section 7 shall survive the termination, cancellation or expiration of this Agreement for a period of three (3) years.

10.	Assignment of Intellectual Property.

Contractor agrees to transfer and assign and hereby does transfer and assign to the Company the entire right, title and interest for the entire world in and to all data, software, designs, models, algorithms, writings, drawings, notebooks, documents, photographs, inventions and discoveries (collectively, “Inventions”) made or conceived or reduced to practice by Contractor or any of Contractor’s associates, (a) in the course of accomplishing the work described on Exhibit A, Services to be Performed by Contractor attached hereto, (b) in the course of accomplishing other work performed pursuant to the relationship established by this Agreement, or (c) with the use of materials or facilities of the Company.

Contractor agrees that Contractor and each of Contractor’s associates will sign, execute and acknowledge, or cause to be signed, executed and acknowledged, at the expense of the Company, any and all documents, and will perform any and all acts, as may be necessary, useful or convenient for the purpose of securing to the Company or its nominee, patent, trademark or copyright protection throughout the world upon all such Inventions.  At the request of the Company, Contractor will have each of Contractor’s associates with access to Confidential Information of the Company or who performs work pursuant to this Agreement to sign an agreement in form substantially identical to this Agreement.

Contractor agrees that all writings, works and copyrightable property produced by Contractor under this Agreement shall be considered works for hire to the extent authorized by statutes and all rights of copyright therein shall be the exclusive property of Company.  Contractor further agrees to and does hereby assign to Company all copyright, right, title and interest in and to such writings, works and property.

Contractor shall grant and does hereby grant to the Company a royalty-free, non-exclusive and irrevocable worldwide license to reproduce, distribute, perform, display, translate, publish, use, prepare derivative works on, dispose of, and to authorize others to do so, all copyrightable materials not otherwise treated hereunder first produced and delivered to the Company by Contractor under this Agreement; and a license as aforesaid under any and all copyrighted or copyrightable work not first produced by Contractor in the performance of this Agreement, but which is incorporated in any material furnished under this Agreement, provided that such license shall only be to the extent that Contractor now has or may acquire the right to grant such license without becoming liable to pay compensation to others solely because of such grant.

11.	Warranties.

Contractor warrants that the materials, analysis, data, programs and services to be delivered or rendered hereunder, will be Contractor’s original design and creation and of the kind and quality customarily provided in the performance of such services.  Contractor warrants that no provision of this Agreement is in conflict with any other agreement to which Contractor is a party.

Contractor warrants that Contractor is authorized to enter into this Agreement, that he/she is under no obligation, contract or agreement with any other person, firm, association, or corporation, that will in any manner prevent Contractor from giving and the Company from receiving the full benefit of his/her services and any and all Inventions developed pursuant to this Agreement.  Contractor warrants that he/she shall not use in performing services hereunder or disclose to the Company any trade secrets or confidential information obtained by Contractor from any party other than the Company.  Contractor warrants that he/she shall not knowingly incorporate any material which, if made, used, or sold, would infringe any rights, including but not limited to patent, copyright, trade secret, trademark rights, or other proprietary rights, of any third party, in any material generated under this Agreement.

Contractor shall notify the Company in writing of each and every claim by any person or entity which might affect the Company’s rights under this Agreement.  Such notice shall be issued immediately after Contractor learns of any such claim.

The provisions of this Article 9 shall survive the termination, cancellation or expiration of this Agreement.

12.	Termination

Either party may terminate, after a minimum period of 6 months, this Agreement on thirty (30) days written notice without penalty or compensation other than payment by Company of amounts earned through the date of termination.

13.	Termination for Default

Should either party hereto (the “Defaulter”) default in the performance of this Agreement or materially breach any of its terms, the other party hereto (the “non-Defaulter”), at its option, may terminate this Agreement by giving 15 days written notice to the Defaulter, provided that this Agreement shall not so terminate if the Defaulter cures the default or breach within such 15 day period.  For purposes of this section, material breach of this Agreement shall include but not be limited to neglect, negligence or wrongdoing in the performance of the Defaulter’s duties.  The payment obligations of Company in this Agreement shall survive termination of this Agreement.

14.	Indemnification

Each of Company and Contractor agrees to indemnify, defend and hold harmless the other from and against any claims, costs (including reasonable attorney’s fees) or demands (collectively, “Claims”), by any person or entity arising out of or related to any act or omission committed, or alleged to have been committed, by the indemnifying party in the course of such party’s performance of its duties in connection with this Agreement.

The Contractor shall indemnify and hold harmless the Company, its employees, agents, successors, and assigns, against any claim, demand, or liability including costs and attorneys’ fees, related to or arising from the Contractor’s status as an Independent Contractor.

15.	Modifications

No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

16.	Integrated Agreement

This Agreement constitutes the full, complete and exclusive agreement between Contractor and Company with respect to the subject matter herein.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, exclusive of its choice of law provisions.

18.	Conflicts of Interest.

During the term of this Agreement Contractor shall not serve as an officer, agent, employee, director, stockholder (except of not more than 5% of the outstanding stock of a company listed on a national securities exchange) or investor of or own, manage, operate, join, control or participate in the ownership, management, operation or control of, or continue to be or become employed by, or render any service to, or work for, be compensated by or permit the use of his name by the following companies:

Laserlines — IPG Photonics — Teradiode — Dilas — Panasonic – Raycus

without the prior written consent of Company, which consent may be withheld for any reason or for no reason.

During the term of this Agreement, Contractor further agrees that Contractor shall not serve as an officer, agent, employee, director, stockholder (except of not more than 5% of the outstanding stock of a company listed on a national securities exchange) or investor of or own, manage, operate, join, control or participate in the ownership, management, operation or control of, or continue to be or become employed by, or render any service to, or work for, be compensated by the following companies in the field of visible direct diode and Raman lasers:

Coherent — Newport _ Rofin Sinar – Trumpf

without the prior written consent of Company, which consent may be withheld for any reason or for no reason.  It is understood and agreed that this Agreement does not prohibit Contractor from performing services for, or other fields.

19.	Arbitration Clause

Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be resolved promptly by arbitration with one arbitrator mutually agreeable to Company and Contractor in the City of Denver, in accordance with the rules of the American Arbitration Association then existing; provided, however, that the arbitrator shall have no authority to add to, modify, change or disregard any lawful terms of this Agreement.  The decision of the arbitrator shall be final and binding, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.  Arbitration shall be the exclusive final remedy for any dispute between the parties, provided, however, that this provision shall not prevent Company or Contractor from seeking injunctive relief for violations of this Agreement in a court of law.

WITNESS the execution hereof as an instrument under seal this 28th day of March, 2022.

COMPANY - NUBURU Inc.

/s/ Mark Zediker
Mark Zediker, CEO
CONTRACTOR

/s/ Jean Michel Pelaprat
Jean Michel Pelaprat